Contractual Fee Cap Agreement

AGREEMENT made this June 1, 2015, by and between Croft Funds Corp., a Maryland Corporation (the "Company"), and Croft-Leominster, Inc. (the "Adviser").

The Adviser hereby agrees to waive its advisory fees and/or reimburse fund expenses (excluding brokerage, commissions, underlying fund fees and expenses or extraordinary expenses) through August 30, 2016 to limit total annual fund operating expenses to:

Fund

Total Annual Fund Operating Expenses

Focus Fund - R

1.47%

Focus Fund – I

1.22%

Value Fund – R

1.47%

Value Fund – I

1.22%

Income Fund

1.10%

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year written above.

CROFT FUNDS CORPORATION

CROFT-LEOMINSTER, INC.

By:    /s/Kent Croft

By:

/s/Kent Croft

Name:

Kent Croft

Name:

Kent Croft

Title:

President

Title:

President

1-WA/1849459.1